Exhibit 99.1
For Immediate Release
DRAFT
Mediacom Communications Reports Results
for Third Quarter 2008

Middletown, NY — November 6, 2008 — MEDIACOM COMMUNICATIONS CORPORATION (Nasdaq: MCCC) today reported financial results for the three and nine months ended September 30, 2008. Mediacom Communications will hold a teleconference today at 10:30 a.m. Eastern Time to discuss its financial results. A live broadcast of the teleconference can be accessed through our web site at www.mediacomcc.com.
Third Quarter 2008 Financial Highlights
•	Revenues increased 7.4% to $352.6 million
•	Adjusted operating income before depreciation and amortization (“Adjusted OIBDA”) rose 8.3% to $126.4 million[1]
•	Operating income grew 28.4% to $71.2 million
•	Average monthly revenue per basic subscriber increased 8.6% to $88.86
•	Revenue generating units (“RGUs”) rose sequentially by 69,000, an improvement of 73% over the RGU additions in the prior year period
“We delivered the third consecutive quarter of record RGU growth, reflecting both the effectiveness of our operating strategy and the fundamental strength of the cable business in difficult economic conditions,” said Rocco B. Commisso, Mediacom’s Chairman and CEO. “Our continuing solid performance puts us in a position to once again raise our financial guidance for full year 2008. Moreover, we still expect to generate positive free cash flow this year despite a significant increase in capital expenditures that prepares us for the digital transition, enhances our competitive position and funds our larger than expected RGU growth.”
“Our opportunistic capital raising activities and disciplined liquidity management over the years are paying big dividends in the current global financial crisis. With over $800 million of available revolving credit commitments and manageable debt maturities in the near term, we do not foresee the need to access the credit markets before mid-2011. Though we are taking a cautious stance on how a deepening recession may impact our business going forward, recent declines in interest rates and expected reductions in annual capital investments to historical levels bode well for meaningful and sustainable free cash growth in 2009 and beyond,” concluded Mr. Commisso.

[1]	Adjusted OIBDA excludes non-cash, share-based compensation charges. See Tables 6 and 9 for further information concerning this non-GAAP financial measure.

Revised Full Year 2008 Financial Guidance
Based on the strength of our performance to date and the outlook for the remainder of the year, we are raising our full year 2008 financial guidance as follows:
•	Revenue growth increased to between 7.5% and 8.0%; it was previously between 7.0% and 8.0%; and
•	Adjusted OIBDA growth increased to between 9.0% and 10.0%; it was previously between 8.5% and 9.5%
Capital expenditure guidance is increased to approximately $285 million; it was previously set at approximately $275 million.
Three Months Ended September 30, 2008 Compared to Three Months Ended September 30, 2007
Revenues rose 7.4% to $352.6 million, largely due to growth in high-speed data and phone customers.
•	Video revenues grew 1.6% from the third quarter of 2007, largely due to customer growth in our advanced video products and services and basic video rate increases, partially offset by a lower number of basic subscribers. During the quarter, we gained 3,000 basic subscribers, compared to a loss of 13,000 for the same period last year.
During the quarter, digital customers grew by 25,000, compared to an increase of 9,000 in the prior year period, ending the quarter with 624,000 customers, or 47.1% penetration of basic subscribers. As of September 30, 2008, 32.6% of digital customers were taking DVR and/or HDTV services, up from 22.4% at the end of the prior year period.
•	High-speed data revenues rose 16.9%, primarily due to a 14.2% year-over-year increase in unit growth. During the quarter, high-speed data customers grew by 24,000, as compared to a gain of 23,000 in the prior year period, ending the quarter with 726,000 customers, or 25.5% penetration of estimated homes passed.
•	Phone revenues grew 64.1%, mainly due to a 44.8% year-over-year increase in unit growth. During the quarter, phone customers grew by 17,000, compared to a gain of 21,000 in the prior year period, ending the quarter with 239,000 customers, or 9.2% penetration of estimated marketable phone homes. As of September 30, 2008, Mediacom Phone was marketed to about 91% of our 2.85 million estimated homes passed.
•	Advertising revenues were down 3.0%, largely as a result of a decrease in automotive advertising and one less week in the broadcast calendar compared to the prior year period, partially offset by a gain in political advertising.
Total operating costs grew 6.9%, primarily due to increases in programming unit costs and expenses related to the corresponding growth in our phone customers, offset in part by a reduction in high-speed data delivery and telecom costs.
Adjusted OIBDA increased 8.3%, resulting in a margin of 35.9%, up from 35.6% in the prior year period. Operating income rose by 28.4%, mainly due to the increase in Adjusted OIBDA and, to a lesser extent, lower depreciation and amortization.

Liquidity and Capital Resources
Significant sources of cash for the nine months ended September 30, 2008 were as follows:
•	Net cash flows from operating activities of $188.2 million;
•	Net bank financing of $45.0 million; and
•	Other financing activities of $30.6 million.
Significant uses of cash for the nine months ended September 30, 2008 were as follows:
•	Capital expenditures of $217.1 million;
•	Repurchases of shares of our Class A common stock totaling $22.4 million; and
•	Financing costs of $10.9 million.
Free cash flow was a positive $2.0 million for the nine months ended September 30, 2008, as compared to a negative $19.7 million in the prior year period. See Tables 6, 7 and 9 for further information concerning this non-GAAP financial measure.
On September 7, 2008, we signed a definitive agreement with Shivers Investments, LLC and Shivers Trading & Operating Company (collectively, “Shivers”), both affiliates of Morris Communications Company, LLC. Under the definitive agreement, we will exchange 100% of the shares of stock of a newly-created subsidiary, which will hold non-strategic cable television systems serving approximately 25,000 basic subscribers, and $110 million of cash, for 28.3 million shares of our Class A common stock held by Shivers.
We expect to fund the cash portion of the transaction with cash on hand and borrowings made under our revolving credit commitments. Closing of the transaction is expected around year-end 2008, subject to the receipt of certain regulatory approvals and other customary conditions. As of September 30, 2008, giving pro-forma effect to this stock repurchase, our total Class A and Class B outstanding shares would be approximately 66.3 million. Both Morris Communications and Shivers are controlled by William S. Morris III, a member of Mediacom’s Board of Directors.
Financial Position
At September 30, 2008, we had total debt outstanding of $3.260 billion, an increase of $45 million from year-end 2007. As of the same date, we had unused credit facilities of $854.8 million, $809.7 of which could be borrowed and used for general corporate purposes based on the terms and conditions of our debt arrangements. As of the date of this press release, about 68.9% of our total debt was at fixed interest rates or subject to interest rate protection.
Stock Repurchase Program and Activity
As of December 31, 2007, approximately $20.0 million remained available under our Class A common stock repurchase program; in May 2008, the Board of Directors authorized an additional $50.0 million Class A common stock repurchase program. During the nine months ended September 30, 2008, we repurchased approximately 4.8 million shares of our Class A Common Stock for an aggregate cost of $22.4 million. During the three months ended September 30, 2008, we did not repurchase any shares. At September 30, 2008, we have approximately 94.6 million shares of Class A and Class B common stock outstanding, and $47.6 million was available under our stock repurchase program.

Company Description
Mediacom Communications is the nation’s eighth largest cable television company and one of the leading cable operators focused on serving the smaller cities and towns in the United States. Mediacom Communications offers a wide array of broadband products and services, including traditional video services, digital television, video-on-demand, digital video recorders, high-definition television, high-speed data access and phone service. More information about Mediacom Communications can be accessed on the Internet at: www.mediacomcc.com.
Forward Looking Statements
In this press release, we state our beliefs of future events and of our future financial performance. In some cases, you can identify those so-called “forward-looking statements” by words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of those words and other comparable words. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those we anticipate. Factors that could cause actual results to differ from those contained in the forward-looking statements include, but are not limited to: competition for video, high-speed data and phone customers; our ability to achieve anticipated customer and revenue growth and to successfully introduce new products and services; economic downturns and other factors which may negatively affect our customers’ demand for our services; increasing programming costs and delivery expenses related to our advanced products and services; changes in laws and regulations; changes in technology; changes in assumptions underlying our critical accounting policies; fluctuations in short term interest rates which may cause our interest expense to vary from quarter to quarter; our ability to generate sufficient cash flow to meet our debt service obligations; instability in the credit markets which may affect our ability to access capital; and the other risks and uncertainties discussed in our Annual Report on Form 10-K for the year ended December 31, 2007 and other reports or documents that we file from time to time with the SEC. Statements included in this press release are based upon information known to us as of the date of this press release, and we assume no obligation to update or alter our forward-looking statements made in this press release or our other documents filed with the SEC, whether as a result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.

Tables:	Contact:
(1) Consolidated Statements of Operations—three month periods	Investor Relations
(2) Consolidated Statements of Operations—nine month periods	Calvin Craib
(3) Condensed Consolidated Balance Sheets	Senior Vice President,
(4) Condensed Statements of Cash Flows	Corporate Finance
(5) Capital Expenditure Data	(845) 695-2675
(6) Reconciliation Data — Historical
(7) Calculation — Free Cash Flow	Media Relations
(8) Summary Operating Statistics	Thomas Larsen
(9) Use of Non-GAAP Financial Measures	Vice President,
Legal and Public Affairs
(845) 695-2754

TABLE 1
Consolidated Statements of Operations
(All amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended
	September 30,		Percent
	2008	2007	Change
Video	$229,545	$225,887	1.6%
High-speed data	82,447	70,528	16.9
Phone	23,697	14,443	64.1
Advertising	16,864	17,394	(3.0)

Total revenues	$352,553	$328,252	7.4%

Service costs	$148,671	$137,432	8.2%
SG&A expenses	70,785	68,440	3.4
Corporate expenses	6,693	5,652	18.4

Total operating costs	$226,149	$211,524	6.9%

Adjusted OIBDA	$126,404	$116,728	8.3%

Non-cash, share-based compensation charges	(1,444)	(1,319)	9.5
Depreciation and amortization	(53,781)	(59,970)	(10.3)

Operating income	$71,179	$55,439	28.4%

Interest expense, net	$(54,678)	$(61,185)	(10.6)%
Gain (loss) on derivatives, net	6,006	(13,791)	NM
Gain on sale of cable systems, net	—	545	NM
Other expense, net	(5,816)	(1,150)	NM

Income (loss) before income taxes	16,691	(20,142)	NM
Provision for income taxes	(14,494)	(14,591)	(0.7)

Net income (loss)	$2,197	$(34,733)	NM

Basic weighted average shares outstanding	94,628	108,013
Basic earnings (loss) per share	$0.02	$(0.32)
Diluted weighted average shares outstanding	96,916	108,013
Diluted earnings (loss) per share	$0.02	$(0.32)

Adjusted OIBDA margin (a)	35.9%	35.6%
Operating income margin (b)	20.2%	16.9%

Note:	Certain reclassifications have been made to prior period amounts to conform to the current period presentation.

(a)	Represents Adjusted OIBDA as a percentage of revenues.

(b)	Represents Operating income as a percentage of revenues.

TABLE 2
Consolidated Statements of Operations
(All amounts in thousands, except per share data)
(Unaudited)

	Nine Months Ended
	September 30,		Percent
	2008	2007	Change
Video	$689,194	$667,544	3.2%
High-speed data	239,463	205,481	16.5
Phone	65,436	39,268	66.6
Advertising	47,639	48,568	(1.9)

Total revenues	$1,041,732	$960,861	8.4%

Service costs	$434,174	$403,627	7.6%
SG&A expenses	205,261	196,511	4.5
Corporate expenses	19,973	17,287	15.5

Total operating costs	$659,408	$617,425	6.8%

Adjusted OIBDA	$382,324	$343,436	11.3%

Non-cash, share-based compensation charges	(3,931)	(4,006)	(1.9)
Depreciation and amortization	(173,266)	(170,705)	1.5

Operating income	$205,127	$168,725	21.6%

Interest expense, net	$(163,302)	$(180,196)	(9.4)%
Gain (loss) on derivatives, net	4,122	(8,972)	NM
(Loss) gain on sale of cable systems, net	(170)	11,326	NM
Other expense, net	(9,651)	(6,054)	NM

Income before income taxes	36,126	(15,171)	NM
Provision for income taxes	(43,632)	(43,086)	1.3%

Net loss	$(7,506)	$(58,257)	(87.1)%

Basic weighted average shares outstanding	95,803	109,220
Basic loss per share	$(0.08)	$(0.53)
Diluted weighted average shares outstanding	95,803	109,220
Diluted loss per share	$(0.08)	$(0.53)

Adjusted OIBDA margin (a)	36.7%	35.7%
Operating income margin (b)	19.7%	17.6%

(a)	Represents Adjusted OIBDA as a percentage of revenues.

(b)	Represents operating income as a percentage of revenues.

TABLE 3
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	September 30,	December 31,
	2008	2007
ASSETS
Cash	$33,324	$19,388
Subscriber accounts receivable, net	82,121	81,509
Prepaid expenses and other assets	21,360	20,630
Deferred tax assets	2,495	2,424

Total current assets	$139,300	$123,951

Property, plant and equipment, net	1,457,962	1,412,139
Intangible assets, net	2,023,128	2,024,727
Other assets, net	38,523	24,817
Assets held for sale	28,661	29,576

Total assets	$3,687,574	$3,615,210

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Accounts payable and accrued expenses	$278,827	$246,915
Deferred revenue	53,927	51,015
Current portion of long-term debt	117,875	94,533

Total current liabilities	$450,629	$392,463

Long-term debt, less current portion	3,142,125	3,120,500
Deferred tax liabilities	360,304	316,602
Other non-current liabilities	12,454	38,164
Liabilities held for sale	1,369	570
Total stockholders’ deficit	(279,307)	(253,089)

Total liabilities and stockholders’ deficit	$3,687,574	$3,615,210

Note:	Certain reclassifications have been made to prior period amounts to conform to the current period presentation.

TABLE 4
Condensed Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2008	2007
OPERATING ACTIVITIES:
Net cash flows provided by operating activities	$188,225	$143,749

INVESTING ACTIVITIES:
Capital expenditures	$(217,057)	(182,803)
Acquisition of cable system	—	(7,274)
Proceeds from sale of assets and investments	—	32,448

Net cash flows used in investing activities	$(217,057)	$(157,629)

FINANCING ACTIVITIES:
New borrowings	689,000	298,525
Repayment of debt	(644,032)	(256,400)
Repurchase of Class A common stock	(22,389)	(39,035)
Financing costs	(10,887)	—
Other financing activities (including book overdrafts)	30,586	(10,592)
Proceeds from issuance of common stock in employee stock purchase plan	490	460

Net cash flows provided by (used in) financing activities	$42,768	$(7,042)

Net increase (decrease) in cash	$13,936	$(20,922)
CASH, beginning of period	$19,388	$36,385

CASH, end of period	$33,324	$15,463

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for interest, net of amounts capitalized	$166,956	$196,623

Note:	Certain reclassifications have been made to prior period amounts to conform to the current period presentation.

TABLE 5
Capital Expenditure Data
(Dollars in thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2008	2007
Customer premise activity	$105,961	$83,606
Commercial	7,536	4,397
Scalable infrastructure	38,988	26,013
Line extensions	13,492	16,390
Upgrade/Rebuild	35,890	26,982
Support capital	15,190	25,415

Total	$217,057	$182,803

Note:	Certain reclassifications have been made to prior period amounts to conform to the current period presentation.
TABLE 6
Reconciliation Data — Historical
Reconciliation of Adjusted OIBDA to Operating Income
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	September 30,
	2008	2007
Adjusted OIBDA	$126,404	$116,728
Non-cash, share-based compensation charges	(1,444)	(1,319)
Depreciation and amortization	(53,781)	(59,970)

Operating income	$71,179	$55,439

	Nine Months Ended
	September 30,
	2008	2007
Adjusted OIBDA	$382,324	$343,436
Non-cash, share-based compensation charges	(3,931)	(4,006)
Depreciation and amortization	(173,266)	(170,705)

Operating income	$205,127	$168,725

TABLE 6
(Continued)
Reconciliation of Free Cash Flow to Net Cash Flows
Provided by Operating Activities
(Dollars in thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2008	2007
Free cash flow	$1,965	$(19,719)
Capital expenditures	217,057	182,803
Other expenses, net	(5,999)	(2,248)
Change in assets and liabilities, net	(24,798)	(17,087)

Net cash flows provided by operating activities	$188,225	$143,749

Note:	Certain reclassifications have been made to prior period amounts to conform to the current period presentation.
TABLE 7
Calculation — Free Cash Flow
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	September 30,
	2008	2007
Adjusted OIBDA	$126,404	$116,728
Cash taxes	—	(63)
Capital expenditures	(82,326)	(71,027)
Interest expense, net	(54,678)	(61,185)

Free cash flow	$(10,600)	$(15,547)

	Nine Months Ended
	September 30,
	2008	2007
Adjusted OIBDA	$382,324	$343,436
Cash taxes	—	(156)
Capital expenditures	(217,057)	(182,803)
Interest expense, net	(163,302)	(180,196)

Free cash flow	$1,965	$(19,719)

Note:	Certain reclassifications have been made to prior period amounts to conform to the current period presentation.

TABLE 8
Summary Operating Statistics
(Unaudited)

	Actual	Actual	Actual
	September 30,	June 30,	September 30,
	2008	2008	2007
Estimated homes passed	2,850,000	2,840,000	2,839,000
Total revenue generating units (RGUs)(a)	2,913,000	2,844,000	2,673,000
Quarterly net RGU additions	69,000	42,000	40,000
Customer relationships(b)	1,406,000	1,405,000	1,402,000

Video

Basic subscribers	1,324,000	1,321,000	1,331,000
Quarterly basic subscriber gains (losses)	3,000	(5,000)	(13,000)
Digital customers	624,000	599,000	541,000
Quarterly digital customer additions	25,000	15,000	9,000
Digital penetration(c)	47.1%	45.3%	40.6%

High-speed data

High-speed data customers	726,000	702,000	636,000
Quarterly high-speed data customer additions	24,000	14,000	23,000
High-speed data penetration(d)	25.5%	24.7%	22.4%

Phone

Estimated marketable phone homes(e)	2,600,000	2,575,000	2,500,000
Phone customers	239,000	222,000	165,000
Quarterly phone customers additions	17,000	18,000	21,000
Phone penetration(f)	9.2%	8.6%	6.6%

Average total monthly revenue per basic subscriber(g)	$88.86	$88.02	$81.81

Note:	Certain reclassifications have been made to prior period amounts to conform to the current period presentation.

(a)	Represents the total of basic subscribers, digital customers, high-speed data customers and phone customers at the end of each period.

(b)	Represents the total number of customers that receive at least one level of service, encompassing video, high-speed data and phone, without regard to which service(s) customers purchase.

(c)	Represents digital customers as a percentage of basic subscribers.

(d)	Represents high-speed data customers as a percentage of estimated homes passed.

(e)	Represents the estimated number of homes to which we are currently marketing phone service.

(f)	Represents phone customers as a percentage of estimated marketable phone homes.

(g)	Represents average monthly revenues for the last three months of the period divided by average basic subscribers for such period.

TABLE 9
Use of Non-GAAP Financial Measures
     “Adjusted OIBDA” and “Free Cash Flow” are not financial measures calculated in accordance with generally accepted accounting principles (“GAAP”) in the United States. We define Adjusted OIBDA as operating income before depreciation and amortization and non-cash, share-based compensation charges, and Free Cash Flow as Adjusted OIBDA less interest expense, net, cash taxes and capital expenditures.
     Adjusted OIBDA is one of the primary measures used by management to evaluate our performance and to forecast future results. We believe Adjusted OIBDA is useful for investors because it enables them to assess our performance in a manner similar to the methods used by management, and provides a measure that can be used to analyze, value and compare the companies in the cable television industry, which may have different depreciation and amortization policies, as well as different non-cash, share-based compensation programs. A limitation of Adjusted OIBDA, however, is that it excludes depreciation and amortization, which represents the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our business. Management utilizes a separate process to budget, measure and evaluate capital expenditures. In addition, Adjusted OIBDA has the limitation of not reflecting the effect of our non-cash, share-based compensation charges.
     Free Cash Flow is used by management to evaluate our ability to service our debt and to fund continued growth with internally generated funds. We believe Free Cash Flow is useful for investors for the same reasons and provides measures that can be used to analyze, value and compare companies in the cable television industry. Our definition of Free Cash Flow eliminates the impact of quarterly working capital fluctuations.
     Adjusted OIBDA and Free Cash Flow should not be regarded as alternatives to operating income, net income or net loss as indicators of operating performance, or to the statement of cash flows as measures of liquidity, nor should they be considered in isolation or as substitutes for financial measures prepared in accordance with GAAP. We believe that operating income is the most directly comparable GAAP financial measure to Adjusted OIBDA, and that net cash flows provided by operating activities is the most directly comparable GAAP financial measure to Free Cash Flow. Reconciliations of historical presentations of Adjusted OIBDA and Free Cash Flow to their most directly comparable GAAP financial measures are provided in Table 6. We are unable to reconcile these non-GAAP measures on a forward-looking basis primarily because it is impractical to project the timing of certain events, such as the initiation of depreciation relative to network construction projects, or changes in working capital.